EXHIBIT 5.1




                                    August 26, 1997



Serologicals Corporation
780 Park North Boulevard
Suite 110
Clarkston, GA 30021

Gentlemen:

     On the date hereof, Serologicals Corporation, a Delaware corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission, a Registration Statement on Form S-3 (the "Registration Statement"), relating to the offer and sale of 950,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, all of which shares will be offered and sold by certain selling stockholders (the "Selling Stockholders"). This opinion is an exhibit to the Registration Statement.

     We have acted as special corporate and securities counsel to the Company with respect to certain corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offer and sale by the Selling Stockholders of the Common Stock as contemplated by the Registration Statement.

     We note that we are members of the Bar of the State of New York and do not represent ourselves to be expert in the laws of any other state or jurisdiction. Insofar as this opinion may involve the laws of the State of Delaware, our opinion is based solely upon our reading of the Delaware General Corporation Law as reported in the Prentice-Hall Corporation Law Service, except that our opinion as to the due incorporation and valid existence of the Company is based solely upon a Certificate of Good Standing obtained from the Secretary of State of the State of Delaware. We have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Company's Certificate of Incorporation and all amendments thereto, its By-Laws as presently in effect, minutes and other instruments evidencing actions taken by its directors and stockholders, the Registration Statement and exhibits thereto and the Common Stock Purchase Agreement dated August 14, 1997 pursuant to which the Selling Stockholders purchased the Shares (the "Purchase Agreement") and such other documents and instruments relating to the Company and the proposed offering as we have deemed necessary under the circumstances.

     Based on the foregoing, it is our opinion that:

          1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware and has authorized capital stock consisting of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share.

          2. The 950,000 shares of Common Stock to be sold by the Selling Stockholders have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any application under the securities or other laws of any state of the United States, which relate to the offering which is the subject of this opinion, and to the reference to this firm appearing under the heading "Legal Matters" in the prospectus which is contained in the Registration Statement.

     This opinion is as of the date hereof and is limited to the laws in effect as of the date hereof, and we undertake no obligation to advise you of any change, whether legal or factual, in any matter set forth herein. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the proceeding paragraph.

                                   Very truly yours,


                    /s/ Shereff, Friedman, Hoffman & Goodman, LLP
                        SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP

SFH&G:DSR:SMZ:JR